Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Casa Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	11,907,973	$1.1725	$13,962,098.34	0.00011020	$1,538.62

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$13,962,098.34		$1,538.62

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$1,538.62

(1)

Consists of an aggregate of 11,907,973 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) underlying warrants issued to the selling stockholders in a private placement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of the registrant’s Common Stock which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market on July 19, 2023.